Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of the Water Equipment and Services Business of ITT Corporation (the “Company”) dated July 8, 2011, (August 22, 2011 as to Note 21) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the accompanying combined financial statements have been derived from the accounting records of the water equipment and services businesses of ITT Corporation, that the combined financial statements include expense allocations for certain corporate functions historically provided by ITT Corporation and that these allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from ITT Corporation and that included in Note 18 to the combined financial statements is a summary of transactions with related parties) appearing in the Xylem Inc. effective Registration Statement on Form 10 filed July 11, 2011 as amended.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
October 28, 2011